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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT


              This AGREEMENT (the "Agreement") dated as of the 29th day of August, 2000 is executed by and between CoStar Realty Information, Inc, a Delaware corporation (for purposes of this Agreement other than Section 9 hereof, the "Company"), and Lawrence J. Dressel (the "Employee"). The effective date of Employee's employment with the Company shall be September 25, 2000 or such other date as mutually agreed to by the Company and the Employee (the "Effective Date").

              The Company desires to employ the Employee to devote his full time and best efforts to the business of the Company, and the Employee desires to be so employed on the terms and conditions outlined below.

              The parties agree as follows:

              1. Employment. The Company agrees to employ Employee at the Company's offices in the Washington, D.C. metropolitan area and Employee agrees to be so employed, in the capacity of Chief Operating Officer. Employee shall perform such functions and undertake such responsibilities as are assigned from time to time by the Chief Executive Officer of the Company (the "Supervisor").

              2. Term. The term of Employee's employment under this Agreement shall commence on the Effective Date and shall continue for the initial term of two (2) years (the "Initial Term"), and for automatic and successive renewal terms of one (1) year each (each, a "Renewal Term" and collectively, the "Renewal Terms"), unless either the Company or Employee elects not to extend the term beyond the Initial Term or any Renewal Term (herein, the Initial Term or a Renewal Term is sometimes referred to as the "Current Term") and gives to the other party hereto written notice of termination at least three
(3) months prior to the end of the Initial Term or the Renewal Term.

              3. Full time and efforts. Employee shall diligently and conscientiously devote substantially his full time and exclusive attention and best efforts to his duties under this Agreement.

              4.     Compensation.

                     (a) Commencing as of the Effective Date of this Agreement, the Company shall pay Employee base compensation for his services in the amount of $250,000 per year (the "Base Compensation"). The Supervisor, together with the Compensation Committee of the Board of Directors, will review Employee's performance and determine any appropriate increases annually thereafter. Base Compensation shall be payable in biweekly or such other installments as shall be consistent with the Company's payroll procedures for its employees.

                     (b) During the term of this Agreement, Employee shall be entitled to earn an annual bonus (the "Annual Bonus") of up to 75% of Base Compensation during each calendar


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year, as determined by the Supervisor and the Compensation Committee based on the criteria established by the Supervisor and the Board of Directors. With respect to the calendar year ending December 31, 2000, Employee shall receive a minimum first Annual Bonus of $100,000 (less applicable withholding and other taxes), and shall be entitled to earn up to an additional 35% of Base Compensation calculated pro rata for the period from the Effective Date through December 31, 2000, as determined by the Supervisor and the Compensation Committee. Thereafter, the Annual Bonus will be based on Base Compensation earned during each calendar year.

                     (c) On the Effective Date, Employee will be awarded 80,000 stock options (the "Options") to purchase shares of common stock in CoStar Group, Inc. ("CoStar"), the Company's parent, with 15,000 vesting on the first anniversary of the Effective Date, 15,000 vesting on the second anniversary of the Effective Date, 25,000 vesting on the third anniversary of the Effective Date, and 25,000 vesting on the fourth anniversary of the Effective Date. The Options shall vest immediately in the event of a Change of Control of the Company (as defined in CoStar's 1998 Stock Incentive Plan). The exercise price for the Options shall be the Fair Market Value (as defined in CoStar's 1998 Stock Incentive Plan) of the CoStar common stock on the Effective Date.

              5. Benefits. Commencing on the Effective Date, Employee shall be entitled to participate in, and receive benefits from any insurance, medical, disability, vacation or pension plan of the Company for which Employee satisfies the generally applicable criteria for eligibility, and to other perquisites which may be in effect at any time during the term hereof that are generally available to officers of the Company. Employee shall be entitled to accrue four
(4) weeks of paid vacation time per year under the Company's standard vacation policy.

              6. Expense reimbursement. The Company shall reimburse Employee for all categories of expenses incurred in carrying out his duties under this Agreement that the Company's policies regard as reasonable and necessary. Employee shall present to the Company from time to time an itemized account of expenses to be reimbursed pursuant to this Section 6 in any form generally required by the Company.

              7.     Termination without cause.

                     (a) By the Company. The Company may terminate this Agreement without cause (and regardless of the time periods and provisions in Section 2 hereof) upon thirty (30) days written notice prior to such termination. If the Company terminates this Agreement during the Initial Term or any Renewal Term (other than a termination as provided for in Section 2), Employee shall, as severance and liquidated damages and in consideration of his execution of a complete and absolute release of the Company and its affiliates and their respective officers, employees, affiliates and directors from any and all further claims, receive on a monthly basis, as if he had not been terminated, all payments (other than bonus) he would have received for a period of twelve (12) months (for the avoidance of doubt, such twelve month period shall commence upon the date of the notice set forth in the first sentence of this subsection 7(a)).

                     (b) Termination after merger or acquisition. In the event of the merger of the Company or CoStar, or the acquisition, directly or indirectly, of all or substantially all of the Company's or CoStar's assets or a controlling interest in the voting shares of the Company or CoStar by an unaffiliated party (a "Change of Control"), Employee may elect to treat that event as a


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termination by the Company without cause unless the new party: (a) extends to his a reasonable offer to (i) be retained by the Company in a position of responsibility, authority and compensation comparable in material respects (including location) to the position of Employee immediately prior to the Change of Control, and (ii) retain all rights accorded under this Agreement; and (b) in fact retains Employee in such capacity for at least six (6) months after the Change of Control.

                     (c) By Employee. Employee may without cause terminate this Agreement, by giving one hundred eighty (180) days written notice during the Initial Term, or ninety (90) days written notice during any Renewal Term, to the Company. In such event, at the sole discretion of the Company, Employee shall continue to render all services through the date of termination. Employee shall be paid the Base Compensation, accrued bonus and vested options as provided by Section 4 up to the date of termination, but shall not receive any salary or bonus payment thereafter nor shall any stock option that is not otherwise vested or nonforfeitable on the date of termination become vested or nonforfeitable on such date or thereafter.

              8. Termination for cause. The Company may terminate this Agreement (a) for cause at any time by notifying Employee in writing of such termination and the cause thereof or (b) in the event of Employee's death or prolonged disability; provided, however, that the only grounds constituting "cause" shall be: (i) Employee's gross negligence in the performance of his duties hereunder, nonperformance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board of Directors of the Company, his superior officers, or the Company's policies and procedures (including the provisions of Section 9 hereof) which actions continue uncured for a period of at least five (5) days after receipt by Employee of written notice of the need to cure or cease or which recur thereafter; (ii) Employee's dishonesty, fraud, or misconduct with respect to the business or affairs of the Company; (iii) Employee's indictment for, conviction of, or guilty or nolo contendere plea to, a felony; and (iv) Employee's abuse of alcohol or drugs (legal or illegal), other than legal drugs taken under the directions of a physician, that, in the Company's reasonable judgment, materially impairs Employee's ability to perform his duties hereunder. In any such event, Employee will forfeit all unvested options and all claims to bonuses not yet awarded and paid, and will be paid salary, excluding bonus, through the date of the termination.

              9.     Confidentiality, Invention and Non-Compete Agreement.

                     (a) Employee acknowledges and agrees that in consideration for entering into this Agreement, Employee will come into contact with, have access to and learn various technical and non-technical trade secrets and other confidential information, which are the property of the Company. Employee also will receive training in the Company's proprietary business methods and practices. All of the Company's trade secrets and confidential information have been developed, acquired and compiled by the Company at its great effort and expense. Employee acknowledges, agrees and understands that the Company is relying upon this covenant not to compete in providing Employee access to its trade secrets and other confidential information and will not provide Employee access to this information but for Employee's agreement to this covenant.

                     (b) Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Employee's position and responsibilities with the Company and Employee's access to the trade secrets and confidential information, engaging in any business which is directly or indirectly competitive with the Company will cause the Company great


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and irreparable harm.

                     (c) Therefore, during the term of this Agreement, and thereafter for the duration of the period, if any, that Employee continues to be employed by the Company and/or any other entity owned by or affiliated with the Company or on an "at will" basis, and thereafter for the Non-Competition Period (defined below), Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

                            (i)    engage, as an officer, director, shareholder,
owner, partner, member, joint venturer, employee, independent contractor, consultant, advisor, or sales representative or in a managerial capacity, in any business providing any products or services in competition with the Company in the United States or in any other country that the Company is then conducting business (the "Territory"); provided, however, that the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter;

                            (ii)   call upon any Person who is, at that time,
within the Territory, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

                            (iii)  call upon any Person who or that is, at that
time, or has been, within one year prior to that time, a customer of the Company within the Territory for the purpose of providing, soliciting or selling products or services in competition with the Company within the Territory; or

                            (iv)   on Employee's own behalf or on behalf of any
competitor, call upon any Person as a prospective acquisition candidate for an entity other than the Company or its affiliates who or that, during Employee's employment by the Company was, to Employee's knowledge, either called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by the Company. Employee, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with any prospective acquisition candidate upon being informed that the Company had called upon such candidate or made an acquisition analysis thereof.

                     (d) Employee acknowledges that during the course of his employment, he may develop and obtain access to trade secrets, proprietary software and other "confidential business information" of the Company, such as its software systems, sources of data, databases and other competitively sensitive information kept in confidence by the Company such as selling and pricing information and procedures, research methodologies, customer lists, business and marketing plans, sales methods and internal financial statements. Employee agrees to not use or disclose any trade secrets, proprietary software or confidential business information to which he is exposed or has access in the course of his employment with the Company, even if elements of any of them may belong to third parties, during his employment and for so long afterwards as the Company seeks to maintain as confidential the proprietary software, trade secrets or confidential business information, whether or not the software, trade secrets and confidential business information are in written or


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tangible form, except as required and authorized during the performance of
Employee's duties for and with the Company. Employee agrees that, given the nature of the Company's business and business plans there will never come a time when disclosure of the Company's proprietary software, trade secrets or confidential information would not be seriously injurious to the Company.

                     (e) Employee acknowledges that he has been employed by the Company during its critical developmental and roll-out stages and that leaving the employ of the Company to join any business competitor would seriously hamper the business of the Company. Accordingly, Employee agrees that the Company shall be entitled to injunctive relief to prevent his from violating this Section 9, in addition to all remedies permitted by law, to enforce the provisions of this Agreement. Employee further acknowledges that his training, experience and technical skills are of such breadth that they can be employed to Employee's advantage in other areas which are not in direct competition with the business of the Company on the date of termination of Employee's employment and consequently the foregoing obligations will not unreasonably impair Employee's ability to engage in business activity after the termination of Employee's employment.

                     (f) For purposes of this Section 9, the term "Company" shall mean the Company, its parent, and each of its parent's direct or indirect subsidiaries, and each of these entities' predecessors in interest and successors; and the term "Non-Competition Period" shall mean the period commencing on the date hereof to and including the second anniversary of the date on which Employee ceases to be employed by the Company (provided, however, that the Non-Competition Period, during which the agreements and covenants of Employee made in this Section 9 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 9).

                     (g) The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 9 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination. Upon termination of this Agreement for any reason, the covenants specified in this Section 9 shall survive for the term specified herein.

                     (h) All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

              10.    Disclosure of Work Product.

                     (a) Employee shall fully disclose to his Supervisor any idea, invention, discovery, development, design, technique, improvement, plan, work of authorship, computer software, data information, enhancement, or other work product, whether tangible or intangible, developed by Employee, solely or jointly with others, during Employee's employment with the


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Company (1) made with the Company's equipment, supplies, facilities, trade secrets, or time; (2) that relate, at the time of conception or reduction to practice to the Company's business, or the Company's actual or demonstrably anticipated research; or (3) result from any work performed by Employee for the Company (collectively the "Work Product").

                     (b) All Work Product shall be conclusively deemed to be conceived, made, developed, reduced to practice, prepared, or otherwise created within the scope of Employee's employment and shall be the sole property of the Company. Employee hereby irrevocably assigns to the Company all right, title, and interest of whatever nature that Employee may have in the Work Product.

                     (c) Employee shall, at the expense and on behalf of Employer, do all acts and things requested by Employer for Employer to obtain, establish, preserve, and protect Employer's rights and interests in the Work Product, including, but not limited to, preparing and signing such applications, papers, instruments, and other documents as the Company may deem necessary for it, or its nominee, to obtain and maintain patents, copyrights, trade secrets, trademarks, and service markings within the United States or elsewhere or both. Employee's obligations under this Section 10(c) of this Agreement shall be in effect at all times while Employee is employed by the Company and for three years after Employee's termination of employment with the Company.

              11. Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be given by certified mail, return receipt requested, or by personal delivery (including by express courier) to the parties at the following addresses (or such other addresses as either may designate by notice in accordance with this section):

                     (a)    If to the Company:

                            Andrew C. Florance
                            Chief Executive Officer
                            2 Bethesda Metro Center
                            Bethesda, Maryland   20814
                            Telefax: 301-718-2444

              with a copy to:

                            Carla J. Garrett
                            General Counsel
                            2 Bethesda Metro Center
                            Bethesda, Maryland 20814
                            Telefax: 301-664-9176

                     (b) If to Employee, to the address set forth below Employee's name on the signature page of this Agreement, or to such other address as the Employee shall notify the Company from time to time.

              12.    Arbitration.


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                     (a)    When Arbitration is Required. In the event of any
dispute, claim or controversy cognizable in a court of law between the Company and the Employee concerning any aspect of the employment relationship, including disputes upon termination, the parties agree to submit such dispute to final and binding arbitration before a single arbitrator pursuant to the provisions of the American Arbitration Association's Employment Dispute Resolution Procedures. The parties acknowledge that this obligation to arbitrate disputes applies to claims for discrimination or harassment under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, Sections 1981 through 1988 of Title 42 of the United States Code, the Maryland Fair Employment Practices Act, as well as any other federal, state, or local law, ordinance, or regulation, or based on any public policy, contract, tort, or common law or any claim for costs, fees, or other expenses including attorney's fees. All claims and defenses which could be raised before a government administrative agency or court must be raised in arbitration and the arbitrator shall apply the law accordingly. Employee and the Company further agree that this duty to arbitrate extends not only to disputes between Employee and the Company, but also to disputes between Employee and the Company's affiliates and the Company's and its affiliate's respective officers, directors, employees and agents that arise out of Employee's employment with the Company or the termination of that employment.

              Notwithstanding the foregoing, Employee and the Company recognize and acknowledge each party's right to request injunctive relief under appropriate circumstances from any court of competent jurisdiction, including but not limited to injunctive relief for any violations of Sections 9 of this Agreement by Employee. The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any proceeding for injunctive relief shall be brought in the Circuit Court of Montgomery County, Maryland, or in the United States District Court for the District of Maryland and the parties agree to the jurisdiction thereof.


                     (b) Time for Demanding Arbitration. Any demand for arbitration shall be made in writing and served upon the other party to this Agreement. Such demand shall be served no later than the expiration of the applicable statute of limitation period under governing law for such dispute(s). Absent express written agreement of the parties, this time period shall not be extended by virtue of informal attempts to resolve the dispute.

                     (c) Remedies. The arbitrator shall have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction or administrative tribunal.

                     (d) Final and Binding Arbitration. The decision of the arbitrator shall be final and binding on the parties.

                     (e) No Deletion, Addition or Modification. The arbitrator shall have no authority to add to, delete from, or modify in any way the provisions of this Agreement.

                     (f) Costs of Arbitration. The costs of commencing the arbitration and the remainder of the arbitration fees will be paid by the Company.


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                     (g)    Place of Arbitration. The arbitration hearing shall
occur within the County in which the Company's principal place of business is located, the County in which the conduct giving rise to the claim occurred, or as the arbitrator may otherwise order.

                     (h) Time to Consider or Revoke Agreement. Employee acknowledges that Employee's acceptance of binding arbitration can be revoked any time within seven (7) days of his signing this Agreement, but such revocation must be submitted in writing and will result in his immediate termination and/or denial of consideration for employment. Employee further acknowledges that he has had at least 21 days to consider this Agreement and has decided to sign knowingly, voluntarily, and free from duress or coercion.

                     (i) Waiver of Jury Trial. Employee and the Company agree that if for any reason the arbitration provisions of this Agreement are declared unenforceable, they waive any right they may have to a jury trial with respect to any dispute or claim between them relating to any of the terms and conditions of this Agreement, Employee's employment with or termination from employment with the Company, including, but not limited to, any of the claims enumerated in paragraph 11(a) of this Agreement, as well as claims arising or relating to any confidentiality agreement Employee may sign.

              12.    Employability.

                     (a) Employee affirms he is not presently subject to a restrictive covenant or other prior agreement which would prohibit or restrict employment with the Company.

                     (b) If Employee learns or becomes aware or is advised that he is subject to an actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict employment by the Company, Employee shall immediately notify the Company of the same.

                     (c) Employee agrees that he shall not disclose to the Company, use for the Company's benefit, or induce the Company to use any trade secret or confidential information he may possess belonging to any former employer or other third party.

              13. Waiver of Breach. The waiver by either party of a breach of any provisions of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

              14. Governing Law, Interpretation. The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland. As used herein, the term "including" means "including without limitation," whether or not such words of non-limitation are stated.

              15. Binding Effect. This Agreement shall be binding upon and share inure to the benefit of the Company and its respective successors and assigns but the rights and obligations of Employee are personal and may not be assigned or delegated without the Company's prior written consent.


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              16.    Counterparts. For the convenience of the parties, this
Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same Agreement.

              17. Entire Agreement Concerning Employment, Modification and Amendment. This Agreement constitutes the entire Agreement between the parties as to Employee's employment and compensation therefor and supersedes and replaces any and all agreements, written or oral, as to such matters. This Agreement may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, amendment, extension, or discharge is sought.


       IN WITNESS WHEREOF, Company and Employee have executed this Agreement, to be effective as of the last date set forth below.

EMPLOYEE:                                     COMPANY:


_______/s/________________                    ________/s/_______________________
Lawrence Dressel                              Andrew C. Florance
                                              Chief Executive Officer

ADDRESS:
   ___________________________                Date:_____8/29/00_________________

   ___________________________

   ___________________________
      Telephone/Fax:

Date:_____8/29/00__________________